EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Behavioural Neurological Applications and Solutions

Toronto, Ontario

We consent to the use of our Independent Registered Public Accounting Firm Report dated September 17, 2015, on our audit of the financial statements of Behavioural Neurological Applications and Solutions as of December 31, 2014 and 2013 and for the years then ended, to be included in the Form F-1 as amended, to be filed with the Securities and Exchange Commission on or about January 21, 2016.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

January 21, 2016